Exhibit 10.34

Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street
New York, New York 10019

September __, 2005

Sealy Mattress Company
One Office Parkway
Trinity, North Carolina 27370

Ladies and Gentlemen:

Reference is made to the letter agreement (the “Fee Letter”) dated April 6, 2004, between Sealy Mattress Company (the “Company”) and Kohlberg Kravis Roberts & Co. L.P. (“KKR”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Fee Letter.

In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Pursuant to paragraph 9 of the Fee Letter and notwithstanding paragraph 13 thereof, each of KKR and the Company agree to terminate the Fee Letter and the Company’s preexisting obligation to pay the Annual Fee in consideration for the payment of the Termination Fee (as defined below) to KKR, such termination to be effective upon the consummation of the initial public offering of the Company’s common stock (the date of such consummation, the “IPO Closing Date”) and the payment of the Termination Fee referred to below.

2.             The Company agrees to pay KKR a fee equal to ten million five-hundred thousand dollars ($10,500,000) (the “Termination Fee”), such fee to be payable in immediately available funds on the IPO Closing Date.

3.             For the avoidance of doubt, it is expressly understood that paragraphs 4-6, 8, 11 and 12 of Fee Letter will survive in their entirety.

4.             If any term or provision of this letter agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this letter agreement invalid or unenforceable in any respect.

5.             Each party hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our retention pursuant to, or our performance of the services contemplated by this letter agreement.

6.             This letter agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

7.             This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

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If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

Kohlberg Kravis Roberts & Co. L.P.

By:
Authorized Signatory

AGREED TO AND ACCEPTED BY:

Sealy Mattress Company

By:
Name:
Title:

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